Exhibit 99.1

NEWS RELEASE

CONTACTS:	Wayne Whitener
Chief Executive Officer
TGC Industries, Inc.
(972) 881-1099

Jack Lascar / Karen Roan
DRG&L (713) 529-6600

FOR IMMEDIATE RELEASE

TGC Industries Reports Record First Quarter 2012 Results

Revenues up 33% to $67 million

Diluted EPS of $0.60

Quarter-end backlog of $96 million

PLANO, TEXAS — April 30, 2012 — TGC Industries, Inc. (NASDAQ: TGE) today announced record financial results for the first quarter of 2012.  Revenues grew 33% to $67.0 million from $50.2 million in the first quarter of 2011.  Net income more than doubled to $12.4 million, or $0.60 per diluted share, compared to net income of $5.8 million, or $0.28 per diluted share, in the first quarter of 2011.  First quarter 2012 EBITDA* (earnings before net interest expense, taxes, depreciation, and amortization) increased 94% to $26.2 million compared to $13.5 million in the first quarter of 2011.

Wayne Whitener, TGC Industries’ President and Chief Executive Officer, said, “We are extremely pleased with our record results for the first quarter.  This is the best quarter ever for the company in terms of revenue, operating and net income, earnings per share, and EBITDA.  Our performance was primarily driven by seasonal strength in Canada and the improved land seismic acquisition market in the U.S., resulting in higher capacity utilization of our equipment and increased productivity of our crews.

“In response to increased demand from our clients, we added three field crews in Canada subsequent to the fourth quarter and operated 15 crews in North America during the entire first quarter, eight in the U.S. and seven in Canada.  The Canadian winter season essentially ended by mid-April due to the spring breakup, but we anticipate having two crews operating in Canada beginning late in the current quarter.  Also during the second quarter, we expect to continue to operate eight crews in the U.S., where pricing remains competitive.  From a seasonal standpoint, our second quarter is typically the slowest quarter of the year.

“Our backlog at the end of the quarter was approximately $96 million, almost twice what it was at the end of the first quarter of 2011, and is comprised primarily of U.S. backlog.  Over the past two quarters, due to client demand for wireless technology, we have purchased additional GSR data acquisition units, enabling us to field the largest fleet of single-channel GSR wireless data acquisition units in North America.  As a result of the current backlog and our outlook for the remainder of 2012, we are looking at the possibility of adding a ninth crew in the U.S. by the middle of the summer.

“We ended the first quarter with $10.7 million in cash, and we remain in a strong position, both financially and operationally, to take advantage of ongoing favorable market conditions in the seismic industry for the remainder of 2012.”

Revenues for the first quarter of 2012 increased to $67.0 million from $50.2 million in the first quarter of 2011.  The Company operated 15 crews in North America for the entire first quarter, eight crews in the U.S. and seven crews in Canada.  This compares to 13 crews in North America in the 2011 first quarter, seven crews in the U.S. and six in Canada.

Gross margin in the 2012 first quarter increased to 42.5% compared to 31.8% in the first quarter of 2011.  Cost of services as a percentage of revenues declined to 57.5% from 68.2% a year ago due to a larger number of operating crews along with better productivity, especially in Canada.  Selling, general and administrative expenses (“SG&A”) declined to $2.3 million compared to $2.5 million in the first quarter of 2011.  As a percentage of revenues, SG&A for the first quarter decreased to 3.4% from 5.0% in the first quarter of 2011.

Net income increased to $12.4 million, or $0.60 per diluted share, compared to net income of $5.8 million, or $0.28 per diluted share, in the first quarter of 2011.  In the first quarter of 2012, the Company recorded income tax expense of $7.8 million, an effective tax rate of 39%.  This compares to income tax expense of $3.1 million in the first quarter of 2011, an effective tax rate of 35%.   EBITDA* margin increased to 39.1% compared to 26.8% in the first quarter of 2011.

•                  *A reconciliation of EBITDA (a non-GAAP financial measure) to reported earnings can be found in the financial tables.

CONFERENCE CALL

TGC Industries has scheduled a conference call for Monday, April 30, 2012, at 9:30 a.m. Eastern Time / 8:30 a.m. Central Time.  To participate in the conference call, dial 480-629-9645 at least 10 minutes before the call begins and ask for the TGC Industries conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 14, 2012.  To access the replay, dial 303-590-3030 using a pass code of 4527069#.

Investors, analysts, and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.tgcseismic.com.  To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download, and install any necessary audio software.  For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.tgcseismic.com.

TGC Industries, Inc., based in Plano, Texas, is a leading provider of seismic data acquisition services with operations throughout the continental United States and Canada.  The Company has branch offices in Houston, Midland, Oklahoma City and Calgary.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on our current expectations and projections about future events. All statements other than statements of historical fact included in this press release regarding the Company are forward-looking statements. There can be no assurance that those expectations and projections will prove to be correct.  Important factors that could cause actual results to differ materially from such expectations and projections are disclosed in the Company’s Securities and Exchange Commission filings, and include, but are not limited to, the dependence upon energy industry spending for seismic services, the unpredictable nature of forecasting weather, the potential for contract delay or cancellation, and the potential for fluctuations in oil and gas prices.  We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

TGC Industries, Inc.

Consolidated Statement of Operations

	Three Months Ended
	March 31,
	2012	2011

Revenue	$67,045,408	$50,247,313

Cost and expenses
Cost of services	38,548,049	34,269,694
Selling, general and administrative	2,300,002	2,500,558
Depreciation and amortization expense	5,722,599	4,462,879
	46,570,650	41,233,131

Income from operations	20,474,758	9,014,182

Interest expense	242,345	190,840

Income before income taxes	20,232,413	8,823,342

Income tax expense	7,848,153	3,059,608

NET INCOME	$12,384,260	$5,763,734

Earnings per common share:
Basic	$0.61	$0.29
Diluted	$0.60	$0.28

Weighted average number of common shares outstanding:
Basic	20,311,392	20,169,538
Diluted	20,751,640	20,473,710

All per share amounts have been adjusted for the 5% stock dividend to be paid May 14, 2012 to shareholders of record as of April 30, 2012.  The statements of income reflect all adjustments which are, in the opinion of management, necessary for the fair presentation of the interim periods.  The results of the interim periods are not necessarily indicative of results to be expected for the entire year.

TGC Industries, Inc.

Condensed Consolidated Balance Sheet

	March 31,	December 31,
	2012	2011

Cash and cash equivalents	$10,661,739	$15,745,559
Receivables (net)	54,411,908	19,351,023
Prepaid expenses and other	4,383,385	6,708,414
Current assets	69,457,032	41,804,996
Other assets (net)	283,244	279,400
Property and equipment (net)	70,655,912	57,796,831
Total assets	$140,396,188	$99,881,227

Current liabilities	$44,596,075	$21,948,467
Long-term obligations	11,781,949	6,955,504
Long-term deferred tax liability	7,166,342	7,257,576
Shareholders’ equity	76,851,822	63,719,680
Total liabilities & equity	$140,396,188	$99,881,227

TGC Industries, Inc.

Reconciliation of EBITDA to Net Income

	Three Months Ended
	March 31,
	2012	2011

Net income	$12,384,260	$5,763,734
Depreciation expense	5,722,599	4,462,879
Interest expense	242,345	190,840
Income tax expense	7,848,153	3,059,608

EBITDA	$26,197,357	$13,477,061

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